UNITED STATES
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infoUSA Inc.

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5711 S 86TH Circle
PO Box 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 537-6104
Internet: www.infoUSA.com

FOR IMMEDIATE RELEASE
May 17, 2007

CONTACT:

VIN GUPTA — CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900 · Fax: (402) 339-0265
E-Mail: vin.gupta@infoUSA.com

STORMY DEAN — CHIEF FINANCIAL OFFICER
Phone: (402) 593-4500 · Fax: (402) 537-6104
E-Mail: stormy.dean@infousa.com
infoUSA Calls on Shareholders to Reject Hedge Fund’s Baseless Allegations
(OMAHA, NE)—infoUSA® (NASDAQ: IUSA), the leading provider of proprietary business and consumer databases and sales leads, today issued the following statement to shareholders, responding to a series of attacks by hedge fund Dolphin Limited Partnership. Dolphin, while claiming to be championing shareholder interests, has been reducing its position during the first quarter of 2007.
YOUR BOARD OF DIRECTORS REQUESTS YOUR SUPPORT AT THE
UPCOMING ANNUAL SHAREHOLDER MEETING
PLEASE VOTE THE ENCLOSED PROXY CARD ‘FOR’ PROPOSALS 1, 2 & 3
Dear Fellow infoUSA Shareholder:
     The past year was a successful and exciting one for your Company. We made four strategic acquisitions and grew revenue from $383.2 million in 2005 to $434.9 million in 2006. We had organic growth of 4% and paid our third cash dividend on March 5, 2007. We urge you to read about these accomplishments in the materials we recently mailed to you.
     You may have also received a letter from an activist, billion-dollar hedge fund controlled by Dolphin Associates, LLC, and its front man, Don Netter, attacking infoUSA and its Board. These attacks are nothing more than a rehash of the same baseless allegations that were rejected at last year’s annual meeting. Obviously, they are no more meritorious today than they were then. And Dolphin apparently knows this — unlike last year, it is not asking you to support a competing slate of directors or any other proposal, making its letter to you nothing more than a mud-slinging device.
     Because Netter and Dolphin continue to claim to be acting in the interests of all shareholders, we think it is important to share with you facts that shed light on their true motivation: to profit at your expense and at the expense of the Company.
     Consider the following:
     Mr. Netter claims to be a long-term investor. Nothing could be further from the truth. Hedge funds like his make money by capitalizing on short-term swings in share prices that have nothing to do with long-term value.

This case is a classic example. Dolphin took its position on a bet that an announced transaction would be completed, hoping to realize a quick gain. The transaction didn’t happen, so Dolphin has turned to a favorite tactic of hedge funds whose quick bets don’t pay off: trying to make things difficult for the Company so the Company will buy them out at a premium. This is what folks on Wall Street call “greenmail.”
     Sure enough, representatives of Mr. Netter have repeatedly contacted infoUSA with a simple offer: pay us off and we will leave you alone. Of course, buying out Dolphin at a premium hurts the finances of infoUSA and, consequently, its shareholders other than Dolphin. That is why we have refused Dolphin’s advances and will continue to do so.
     Another favorite hedge-fund tactic is trading on inside information. Activist hedge funds can afford to mount massive lawsuits against the companies in which they invest (again at the expense of ordinary shareholders), and through that process they obtain documents that are not available to the general public. Dolphin has done just that, receiving thousands of pages of confidential information. All the while it has continued to buy and sell stock in the Company.
     When Dolphin and Mr. Netter claim to be acting in your best interests, keep their “greenmail” and other tactics in mind.
     At this year’s Annual Meeting you are being asked to vote for three independent and highly qualified director nominees that have made and will continue to make significant contributions with your support. Their leadership is vital to the continued strength and prosperity of your Company. We ask that you take a moment to vote the enclosed proxy card FOR proposals 1, 2 and 3.
     The infoUSA Annual Meeting of Shareholders will take place June 7, 2007. Please take a moment to ensure that your shares are represented at this important meeting. Should you have any questions about voting your shares, please call MacKenzie Partners toll-free at (800) 322-2885.
     Thank you in advance for your consideration.
Sincerely,

Vin Gupta
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com. To get a 7-day free trial and 100 free sales leads, click www.salesgenie.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.